Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES

REFINANCING OF $130.0 MILLION TERM LOAN

ANNAPOLIS, MD, July 11, 2013 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has successfully refinanced its $130.0 million term loan secured by the Le Meridien San Francisco and the W Chicago – City Center, which was scheduled to mature on July 8, 2014. The term loan was refinanced with two individual fixed-rate mortgage loans with an aggregate principal amount of $185.5 million. The first new loan is a seven-year, $92.5 million mortgage loan secured by the 360-room Le Meridien San Francisco. The loan was provided by PNC Bank, N.A. and carries a fixed interest rate of 3.50% per annum, with principal and interest payments based on a 25-year principal amortization. The second new loan is a 10-year, $93.0 million mortgage loan secured by the 403-room W Chicago – City Center. The loan was provided by Goldman Sachs Mortgage Company and carries a fixed interest rate of 4.25% per annum, with principal and interest payments based on a 25-year principal amortization.

“Considering the recent rise in U.S treasuries and interest rates generally, we are extremely pleased to announce the execution and timing of our term loan refinancing,” said Douglas W. Vicari, Chesapeake Lodging Trust’s Executive Vice President and Chief Financial Officer. “We were able to lock in attractive long-term, fixed-rate debt at a weighted-average interest rate of 3.88%. In addition, the appreciation in and value created by our hotel acquisitions in 2010 and 2011 allowed us to generate significantly greater proceeds as a result of the refinancing.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

United States. The Trust owns 20 hotels with an aggregate of 5,932 rooms in eight states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.